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                             THE RAYMOND CORPORATION
                                   EXHIBIT 11
                        Computation of Earnings per Share
                      (In thousands except per share data)

                                                    3 Month period ended                  9 Month period ended
                                                        September 30,                         September 30,
                                                      1995         1994 (1)                 1995         1994 (1)
PRIMARY                                           ____________ ____________             ____________ ____________
    Average shares outstanding                           6,905        6,653                    6,762        6,649

    Net effect of dilutive stock options -
      based on the treasury method
      using average market price                            57           79                       66           71
                                                   ___________  ___________              ___________  ___________
           Total                                         6,962        6,732                    6,828        6,720
                                                   ===========  ===========              ===========  ===========
    Net income                                          $3,002       $2,153                   $9,562       $6,621
                                                   ===========  ===========              ===========  ===========

    Per share amount                                     $0.43        $0.32                    $1.40        $0.99
                                                        ======       ======                   ======       ======
                                                                                                (2)          (2)
FULLY DILUTED

    Average shares outstanding                           6,905        6,653                    6,762        6,649

    Net effect of dilutive stock options -
      based on the treasury method using
      the period end market price, if higher
      than average market price                             57           86                       69           86

    Assumed conversion of 6.50% convertible
      subordinated debentures                            3,201        3,408                    3,339        3,408
                                                   ___________  ___________              ___________  ___________
           Total                                        10,163       10,147                   10,170       10,143
                                                   ===========  ===========              ===========  ===========

    Net income                                          $3,002       $2,153                   $9,562       $6,621

    Add 6.50% convertible subordinated
      debentures interest, net of federal
      income tax effect                                    549          617                    1,783        1,850
                                                   ___________  ___________              ___________  ___________
           Total                                        $3,551       $2,770                  $11,345       $8,471
                                                   ===========  ===========              ===========  ===========

    Per share amount                                     $0.35        $0.27                    $1.12        $0.84
                                                        ======       ======                   ======       ======

(1)  Adjusted for the 1995 five percent stock dividend.

(2) Per share amounts reported in the year to date consolidated financial statements of $1.41 in 1995 and 1.00 in 1994 exclude the net effect of dilutive stock options as the aggregate dilution from these securities was immaterial (less than three percent of earnings per common share outstanding).